Exhibit 99.1

Fordham Financial Management, Inc.	7,200
Ramnarain Jaigobind	10,000
Chirag Choudhary	3,860
Eric Lord	4,860
Kevin Mangan	4,212
Priyanka Mahajan	3,744
Nelson Baquet	108
Maria Robles	54
Craig Skop	1,854
Jeffrey Singer	108
Total	36,000